Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

FECR RAIL CORP.,

FLORIDA EAST COAST INDUSTRIES, INC.,

FECI COMPANY,

FLORIDA EAST COAST RAILWAY, L.L.C.

and

FEC HIGHWAY SERVICES, L.L.C.

December 31, 2007

i

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2007, is entered into by and among FECR Rail Corp., a Delaware corporation (“Buyer”), Florida East Coast Industries, Inc., a Florida corporation (“FECI”), FECI Company, a Florida corporation and wholly-owned subsidiary of FECI (“Seller”), Florida East Coast Railway, L.L.C., a Florida limited liability company (“FECR”), and FEC Highway Services, L.L.C., a Florida limited liability company (“FECH”).

WHEREAS, Seller owns all of the outstanding membership interests (the “Interests”) in each of FECR and FECH;

WHEREAS, FECI owns or holds the Railway Assets (as defined herein);

WHEREAS, in connection with the separation of the railway and real estate businesses of FECI, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Interests and FECI desires to sell to Buyer, and Buyer desires to purchase from FECI, all of the Railway Assets; and

WHEREAS, in connection with the execution and delivery by the parties hereto of this Agreement, an amendment to the operating agreement of FECR (the “Amendment to the Operating Agreement of FECR”), in the form attached hereto as Exhibit A, shall be adopted admitting Buyer as the sole member of FECR; and

WHEREAS, in connection with the execution and delivery by the parties hereto of this Agreement, an amendment to the operating agreement of FECH (the “Amendment to the Operating Agreement of FECH”), in the form attached hereto as Exhibit B, shall be adopted admitting Buyer as the sole member of FECH.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FECR, FECH, FECI, Buyer and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE OF INTERESTS AND RAILWAY ASSETS

Section 1.1 Sale and Transfer of Interests. Subject to the terms and conditions of this Agreement, concurrently with the execution and delivery hereof, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and take from Seller, all of the Interests, free and clear of all Liens (as defined herein).

Section 1.2 Sale and Transfer of Railway Assets. Subject to the terms and conditions of this Agreement, concurrently with the execution and delivery hereof, FECI shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from FECI, all right, title and interest of FECI in and to the assets, rights or other property of FECI that are listed or described below, wherever located, whether tangible or intangible, as the same shall exist on the Closing Date (collectively, the “Railway Assets”):

(a) the agreements, contracts and arrangements that are listed or described on Schedule 1.2(a); and

(b) all equipment, computers, furniture, fixtures, offices supplies and all other tangible personal property currently owned by, or on order to be delivered to, FECI that are listed or described on Schedule 1.2(b).

Section 1.3 Assumed Liabilities. Buyer shall assume and thereafter pay, perform or otherwise discharge, as and when the same shall become due and payable, and shall hold FECI and its subsidiaries harmless from, any liabilities, obligations or expenses (of any nature or kind, and whether based in common law or statute or arising under written contract or otherwise, known or unknown, filed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential, now existing or arising at or after Closing) relating to, arising out of, or in connection with (i) FECR or FECH or any of their respective businesses, assets, operations or activities or (ii) the Railway Assets (collectively, the “Assumed Liabilities”). Notwithstanding anything to the contrary contained in this Section 1.3, the Assumed Liabilities shall not include (x) any obligations of Seller under this Agreement or any of the Ancillary Agreements, (y) any obligations or liabilities with respect to taxes of FECR or FECH relating to periods prior to the date hereof, or (z) any liabilities or obligations to the extent not relating to the businesses, assets, operations or activities of FECR or FECH (collectively, the “Excluded Liabilities”).

Section 1.4 Purchase Price. In consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Buyer of the Interests, Buyer shall (i) pay to Seller an amount in cash equal to $246,382,000, without any interest thereon, (ii) assume the Assumed Liabilities and (iii) through the acquisition of FECR, assume the obligations with respect to certain indebtedness as to which FECR has assumed the primary obligations (such indebtedness is referred to herein as the “Rail Term Loan”) ((i), (ii) and (iii) collectively referred to herein as the “Purchase Price”).

Section 1.5 Allocation. The Purchase Price shall be allocated among the assets of FECR and FECH on a basis consistent with section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder. The parties hereto shall cooperate in good faith to agree upon such allocation within one hundred eighty (180) days following the Closing Date. Each party hereto shall report the transactions contemplated by this Agreement for federal income tax and all other tax purposes in a manner consistent with such allocation. Each party hereto shall provide the other promptly with any other information required to complete Form 8594 under the Code. Each party hereto shall notify the other, and shall provide the other with reasonably requested cooperation at the expense of the party making such request, in the event of an examination, audit, or other proceeding regarding the allocations provided for in this Section 1.5.

Section 1.6 Section 1031 Like-Kind Exchange.

(a) Seller and Buyer acknowledge that the purchase and sale hereunder will be part of a like-kind exchange under Section 1031 of the Code for Seller. Buyer shall take all reasonable steps on or before the Closing to facilitate such exchange if requested by Seller, provided that (a) Buyer shall not be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Agreement, (c) Buyer shall not incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Agreement will be extended as a result thereof. Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of all or a portion of the assets as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer all or a portion of the assets to be transferred under this Agreement, and may assign its rights to receive all or any portion of the Purchase Price from Buyer, to a deferred exchange intermediary (an “Intermediary”); (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to this Agreement; (iii) Seller shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place; (iv) Intermediary shall have no liability to Buyer; (v) the closing of the transfer of the Interests to Buyer shall be undertaken by direct stock power or assignment from Seller to Buyer; and (vi) Seller shall indemnify, protect, defend and hold harmless Buyer from and against any and all liability arising from and out of such exchange by Seller. No party participating in a Section 1031 exchange transaction pursuant to this Section 1.5 shall make any representation or warranty to the other party concerning the tax treatment of such transaction.

(b) FECI, Seller and Buyer intend, and it has been represented herein, that each of FECR, FECH, and their respective subsidiaries, will each be treated as an entity disregarded as separate from Seller for United States federal income tax purposes immediately before the sale and transfer of the Interests described in Section 1.1 hereof. FECI, Seller and Buyer intend that such sale and transfer of the Interests be treated for federal income tax purposes as the sale and transfer of a direct interest in the assets owned by such disregarded entities (together with the Railway Assets, the “Total Assets”). Seller intends to treat the portion of the Total Assets that constitute real property (such portion, the “Like-Kind Assets”) as having been exchanged for like-kind replacement property to be identified by Seller in a nonrecognition exchange within the meaning of section 1031 of the Code (the “Section 1031 Exchange”). FECI and Seller intend to treat the remainder of the Total Assets (the “Sale Assets”) as having been sold directly to Buyer contemporaneously with the Section 1031 Exchange. In furtherance of the foregoing, Seller shall assign to the Intermediary the obligation to transfer the Like-Kind Assets and the right to receive the portion of the Purchase Price (equal to $751,739,000), which will be paid $143,339,000 in cash and by assumption of the $600,000,000 Rail Term Loan plus $8,400,000 of accrued interest thereon. Intermediary shall direct Seller to directly convey the Like-Kind Assets to Buyer on its behalf. In addition, FECI and Seller shall directly sell the Sale Assets to Buyer for $103,043,000 in cash, which shall be paid directly from Buyer to FECI and Seller, with no involvement by Intermediary. FECI, Seller and Buyer acknowledge that FECI and Seller, as applicable, shall simultaneously effect the conveyance of the Like-Kind Assets on behalf of Intermediary and the Sale Assets on their own behalf by transferring the Interests and the Railway Assets to Seller, which for federal income tax purposes shall be treated as a conveyance of each of the Total Assets.

Section 1.7 Pre-Closing Transfers. FECI, Seller and Buyer hereby acknowledge that (i) certain Easements and Related Rights (as defined herein) relating to real property owned directly or indirectly by FECR and (ii) other real property and related agreements and interests (the “Excess Rail Property”) were transferred to FECI or its affiliates prior to the execution and effectiveness of this Agreement. FECI, Seller and Buyer hereby further agree and acknowledge that (a) the retention of the Easement and Related Rights and the Excess Rail Property by FECI and its affiliates is the express intention and agreement of FECI, Seller and Buyer and is a material condition to FECI and Seller entering into this Agreement, (b) with respect to the Excess Rail Property, all of the transfers of such Excess Rail Property, are and were in their “AS-IS” condition, without representation or warranty, express or implied, regarding the physical condition or environmental condition of such Excess Rail Property and (c) the Purchase Price reflects the retention of the Easements and Related Rights and Excess Rail Property by FECI or its affiliates and the condition of the Excess Rail Property as set forth herein. As used herein, “Easements and Related Rights” shall mean the easements and rights granted to FDG ROW Holdings LLC and FDG Passenger ROW Holdings LLC pursuant to the agreements described on Annex A attached hereto.

ARTICLE II

CLOSING

Section 2.1 Closing. The consummation of the purchase and sale of the Interests (the “Closing”) shall take place concurrently with the execution and delivery hereof at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, and the actual date of the Closing is referred to herein as the “Closing Date.”

Section 2.2 Deliveries by FECI and Seller. At the Closing, Seller shall deliver to Buyer:

(a) a duly executed employee services agreement in the form attached hereto as Exhibit C (the “Employee Services Agreement”);

(b) a duly executed license agreement in the form attached hereto as Exhibit D (the “License Agreement”);

(c) a duly executed transition services agreement in the form attached hereto as Exhibit E-1 (the “Transition Services Agreement”);

(d) a duly executed interim services agreement in the form attached hereto as Exhibit E-2 (the “Interim Services Agreement”);

(e) a stock power or assignment duly executed in blank by such Seller and otherwise sufficient to vest in Buyer good and marketable title the Interests free and clear of all Liens;

(f) a duly executed bill of sale, substantially in the form of and to the effect of Exhibit F attached hereto (the “Bill of Sale”), reflecting Seller’s sale and transfer of the Railway Assets; and

(g) such documents, instruments, certificates and receipts as are reasonably requested by Buyer in order to validly convey good and marketable title to the Interests free and clear of all Liens to Buyer.

Section 2.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(a) a duly executed Employee Services Agreement;

(b) a duly executed License Agreement;

(c) a duly executed Transition Services Agreement;

(d) a duly executed Interim Services Agreement;

(e) by wire transfer of immediately available funds to one or more accounts Seller has designated in writing, the cash portion of the Purchase Price, less any withholding of tax as may be required under applicable law;

(f) All returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, and evidence of payment of any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement; and

(g) a duly executed assumption agreement, substantially in the form and to the effect of Exhibit G attached hereto (the “Assumed Liabilities Assumption Agreement”), reflecting Buyer’s assumption of the Assumed Liabilities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FECR

FECR represents and warrants to Buyer as follows:

Section 3.1 Organization. FECR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted. FECR is duly qualified or licensed to do business as a limited liability company or other entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. FECR has all requisite power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

Section 3.2 Capitalization. The issued and outstanding interests in FECR consist of 100 units of membership interests represented by certificate number 1 is issued to FECI Company. All of the outstanding interests have been duly authorized and are validly issued, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating FECR to issue, transfer or sell any ownership units or other equity interest in FECR or securities convertible into or exchangeable for such ownership units or equity interests; (ii) contractual obligations of FECR to repurchase, redeem or otherwise acquire any ownership units of FECR or (iii) voting trusts or similar agreements to which FECR is a party with respect to the voting of the ownership units of FECR.

Section 3.3 Subsidiaries. Except for the ownership of its wholly-owned subsidiaries, Railroad Track Construction, LLC and Florida East Coast Deliveries, LLC, FECR does not own directly or indirectly a greater than 50% ownership interest in any corporation, partnership, joint venture, trust or other entity.

Section 3.4 Authorization; Validity of Agreement. FECR has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by FECR of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by written consent of Seller and no other proceedings on the part of FECR are necessary to authorize the execution and delivery by FECR of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by FECR and (assuming due and valid authorization, execution and delivery hereof by Seller and by Buyer) is a valid and binding obligation of FECR enforceable against FECR in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.5 Consents and Approvals; No Violations. Except for matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by FECR nor the consummation by FECR of the transactions contemplated hereby will (i) violate any provision of the limited liability company operating agreement or other organizational documents of FECR; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or similar instrument or obligation to which FECR is a party or by which it or any of its properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation of any court or legislative, executive or regulatory authority or agency (a “Governmental Entity”) applicable to FECR or any of its properties or assets or (iv) require on the part of FECR any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 3.6 Litigation. As of the date hereof, there is no action, suit or proceeding pending or, to the knowledge of FECR, threatened, against Seller or FECR by or before any Governmental Entity or by any third party that would adversely effect this Agreement or the transactions contemplated hereby.

Section 3.7 Taxes.

(a) Tax Classification. FECR is a disregarded entity for U.S. federal income tax purposes and no election has been made by or on behalf of FECR to be treated as a an association taxable as a corporation for U.S. federal income tax purposes.

(b) Tax Returns. FECR and each of its subsidiaries has timely filed or has had timely filed on its behalf all tax returns, including income, payroll, real property, transfer, sales and use, intangibles, and other tax returns, required to be filed by it or on its behalf (after giving effect to any filing extension properly granted by a governmental entity having authority to do so or otherwise permitted by law). Each such tax return was, at the time filed, true, correct and complete in all material respects. FECR and each of its subsidiaries has paid, within the time and in the manner prescribed by law, all material taxes that are due and payable. There are no liens for material taxes upon the assets of FECR or its subsidiaries except for statutory liens for taxes not yet due.

(c) Tax Withholding. All material taxes which FECR or its subsidiaries are required by law to withhold or collect, including material taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental entities.

(d) Tax Deficiencies and Claims. No deficiencies for material taxes have been asserted or assessed in writing by a Governmental Entity against FECR or any of its subsidiaries, and no requests for waivers of the time to assess any such material taxes have been granted and remain in effect or are pending. No claim is pending or proposed by any Governmental Entity in any jurisdiction where FECR or any of its subsidiaries does not file tax returns that FECR or any of its subsidiaries is or may be subject to taxation by such jurisdiction, nor to the knowledge of FECR are there any facts that could reasonably be expected to give rise to such a claim.

Section 3.8 No Other Representations. Except for the representations and warranties contained in this Article III, FECR makes no representation or warranty, express or implied, as to any matter whatsoever relating to FECR.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FECH

FECH represents and warrants to Buyer as follows:

Section 4.1 Organization. FECH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted. FECH is duly qualified or licensed to do business as a limited liability company or other entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. FECH has all requisite power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

Section 4.2 Capitalization. The issued and outstanding interests in FECH consist of membership interests, all such interests being uncertificated and owned by FECI Company. All of the outstanding interests have been duly authorized and are validly issued, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating FECH to issue, transfer or sell any ownership units or other equity interest in FECH or securities convertible into or exchangeable for such ownership units or equity interests; (ii) contractual obligations of FECH to repurchase, redeem or otherwise acquire any ownership units of FECH or (iii) voting trusts or similar agreements to which FECH is a party with respect to the voting of the ownership units of FECH.

Section 4.3 Subsidiaries. Except for the ownership of its wholly-owned subsidiary, Florida Express Logistics, LLC, FECH does not own directly or indirectly any interest or investment in any corporation, partnership, joint venture, trust or other entity.

Section 4.4 Authorization; Validity of Agreement. FECH has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by FECH of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by written consent of Seller and no other proceedings on the part of FECH are necessary to authorize the execution and delivery by FECH of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by FECH and (assuming due and valid authorization, execution and delivery hereof by Seller and by Buyer) is a valid and binding obligation of FECH enforceable against FECH in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.5 Consents and Approvals; No Violations. Except for matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by FECH nor the consummation by FECH of the transactions contemplated hereby will (i) violate any provision of the limited liability company operating agreement or other organizational documents of FECH; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or similar instrument or obligation to which FECH is a party or by which it or any of its properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to FECH or any of its properties or assets or (iv) require on the part of FECH any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 4.6 Litigation. As of the date hereof, there is no action, suit or proceeding pending or, to the knowledge of FECH, threatened, against Seller or FECH by or before any Governmental Entity or by any third party that would adversely effect this Agreement or the transactions contemplated hereby.

Section 4.7 Taxes.

(a) Tax Classification. FECH is a disregarded entity for U.S. federal income tax purposes and no election has been made by or on behalf of FECH to be treated as a an association taxable as a corporation for U.S. federal income tax purposes.

(b) Tax Returns. FECH and its subsidiary has timely filed or has had timely filed on its behalf all tax returns, including income, payroll, real property, transfer, sales and use, intangibles, and other tax returns, required to be filed by it or on its behalf (after giving effect to any filing extension properly granted by a governmental entity having authority to do so or otherwise permitted by law). Each such tax return was, at the time filed, true, correct and complete in all material respects. FECH and its subsidiary has paid, within the time and in the manner prescribed by law, all material taxes that are due and payable. There are no liens for material taxes upon the assets of FECH or its subsidiary except for statutory liens for taxes not yet due.

(c) Tax Withholding. All material taxes which FECH or its subsidiary are required by law to withhold or collect, including material taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental entities.

(d) Tax Deficiencies and Claims. No deficiencies for material taxes have been asserted or assessed in writing by a Governmental Entity against FECH or its subsidiary, and no requests for waivers of the time to assess any such material taxes have been granted and remain in effect or are pending. No claim is pending or proposed by any Governmental Entity in any jurisdiction where FECH or its subsidiary does not file tax returns that FECH or its subsidiary is or may be subject to taxation by such jurisdiction, nor to the knowledge of FECH are there any facts that could reasonably be expected to give rise to such a claim.

Section 4.8 No Other Representations. Except for the representations and warranties contained in this Article IV, FECH makes no representation or warranty, express or implied, as to any matter whatsoever relating to FECH.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FECI AND

SELLER

Each of FECI and Seller, jointly and severally, represents and warrants to Buyer as follows:

Section 5.1 Organization. Each of FECI and Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. Each of FECI and Seller has all requisite corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

Section 5.2 Ownership. Except for any security interest created under the Credit Agreement, dated July 26, 2007, among FECI, Iron Horse Acquisition Holding LLC, a Delaware limited liability company and the sole stockholder of FECI, and the lenders and other parties thereto, as amended, (i) Seller is the sole record and beneficial owner of all of the outstanding Interests and (ii) FECI has good and valid title to all the Railway Assets, in each case, free and clear of all mortgages, pledges, encumbrances, liens, security interests, charges, agreements or claims of any kind (collectively, “Liens”).

Section 5.3 Good Title Conveyed. The stock powers, endorsements, assignments and other instruments executed and delivered by Seller and FECI at the Closing are valid and binding obligations of each of Seller and with FECI, as applicable, enforceable in accordance with their terms, and effectively vest in Buyer good title to all Interests and Railway Assets sold, conveyed, assigned, transferred and delivered to Buyer hereunder, free and clear of all Liens.

Section 5.4 Adequacy of Assets to Conduct Business.

(a) Together with the Railway Assets, the assets currently owned by FECR constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of FECR in the manner in which and to the extent to which such business is currently being conducted.

(b) Together with the Railway Assets, the assets currently owned by FECH constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of FECH in the manner in which and to the extent to which such business is currently being conducted.

Section 5.5 Authorization; Validity of Agreement. Each of FECI and Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the each of FECI and Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by written consent of the board of directors of each of FECI and Seller and by FECI as the sole stockholder of Seller and no other proceedings on the part of FECI or Seller are necessary to authorize the execution and delivery by each of FECI and Seller of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of FECI and Seller and (assuming due and valid authorization, execution and delivery hereof by Buyer, FECR and FECH) is a valid and binding obligation of each of FECI and Seller enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.6 Consents and Approvals; No Violations. Except for matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by FECI and Seller nor the consummation by FECI and Seller of the transactions contemplated hereby will (i) violate any provision of the charter, bylaws or other organizational documents of FECI or Seller; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or similar instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to FECI or Seller or any of their respective properties or assets or (iv) require on the part of FECI or Seller any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 5.7 Litigation. As of the date hereof, there is no action, suit or proceeding pending or, to the knowledge of FECI or Seller, threatened, against FECI, Seller, FECR or FECH by or before any Governmental Entity or by any third party that would adversely effect this Agreement or the transactions contemplated hereby.

Section 5.8 No Other Representations. Except for the representations and warranties contained in this Article IV, neither FECI nor Seller makes any representation or warranty, express or implied, as to any matter whatsoever relating to FECI or Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF

BUYER

Buyer represents and warrants to FECI and Seller as follows:

Section 6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has all requisite corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

Section 6.2 Authorization; Validity of Agreement. Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by written consent of the Board of Directors of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and (assuming due and valid authorization, execution and delivery hereof by each of FECI, Seller, FECR and FECH) is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 6.3 Consents and Approvals; No Violations. Except for matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) violate any provision of the charter, bylaws or other organizational documents of Buyer; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or similar instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to Buyer or any of its properties or assets or (iv) require on the part of Buyer any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 6.4 Financing. As of the date hereof, the funds provided by available debt financing arrangements and equity commitments previously disclosed to FECI and Seller, together with Buyer’s cash on hand (as of the date hereof), are sufficient to fully fund all of Buyer’s obligations under this Agreement, including payment of the cash portion of the Purchase Price and payment of all fees and expenses related to the transactions contemplated by this Agreement.

Section 6.5 Solvency. After giving effect to the transactions contemplated hereby (i) the fair value of the assets of Buyer, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of Buyer will be greater than the amount that will be required to pay the probable liability of each of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Buyer will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Buyer will not have unreasonably small capital with which to conduct the business in which each of them is engaged as business is now conducted and is proposed to be conducted.

Section 6.6 Litigation. As of the date hereof, there is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened, against Buyer by or before any Governmental Entity or by any third party that would adversely effect this Agreement or the transactions contemplated hereby.

Section 6.7 Investment Purpose. Buyer is acquiring the Interests for its own account as principal, with no view to any resale or distribution of any of the Interests or any beneficial interest in any Interests, and Buyer has no present intent, agreement or understanding to sell, pledge or otherwise dispose of any Interests or any beneficial interest in any Interests to any other person.

Section 6.8 No Other Representations. Except for the representations and warranties contained in this Article V, Buyer makes no representation or warranty, express or implied, as to any matter whatsoever relating to Buyer.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Employee Matters.

(a) The individuals listed on Exhibit H hereto are currently employed by FECI or Seller, but primarily engaged in working in the businesses of FECR or FECH (the “Listed Employees”). FECI or Seller, as applicable, shall continue to employ the Listed Employees until 12:01 AM on January 1, 2008. Buyer shall cause FECR or FECH, as applicable, to offer employment to the Listed Employees, effective 12:01 AM January 1, 2008. A Listed Employee shall accept such offer of employment, effective 12:01 AM January 1, 2008, by reporting to work on January 2, 2008 (or such later date as may be agreed with the Listed Employee’s supervisor).

(b) FECI shall cause the sponsorship of the FECI Hourly Deferral Plan to be transferred to FECR effective January 1, 2008 and shall authorize the trustee of such plan to act with respect to the related trust upon the directions of FECR, as the sponsor of such plan. Subject to FECR’s assumption of the related liabilities and responsibilities and to FECR’s establishment of a plan and trust qualified under Sections 401(a) and 501 of the Internal Revenue Code of 1986, as amended, FECI shall cause the transfer of all assets and liabilities of the portion of the FECI Salary Deferral Plan and related trust which covers Affected Employees to FECR’s qualified plan and trust.

(c) Certain Affected Employees will be holders of unvested Restricted Cash Units immediately prior to the Closing. The transactions contemplated in this Agreement, including, without limitation, the sale of the Interests to Buyer and the January 1, 2008 termination of the employment of the Listed Employees by FECI or Seller (if the Listed Employees become employees of FECR or FECH pursuant to Section 7.1(a) hereof), shall not be treated as a “termination” under the governing instruments of the Restricted Cash Units so held and shall not cause such Restricted Cash Units to vest. Subject to the immediately preceding sentence, such Restricted Cash Units shall continue to vest or be forfeited in accordance with the vesting and forfeiture provisions governing such Restricted Cash Units immediately prior to the Closing and shall be paid to the respective holders immediately upon vesting.

(d) Buyer acknowledges that among the “Assumed Liabilities” it assumes in Section 1.3 hereof are (i) liabilities for the pensions of five former employees under the so-called “Flagler plan”, (ii) liabilities for the benefits of six former employees under the Florida East Coast Industries, Inc. Amended Supplemental Retirement Benefit Plan dated June 30, 1999, (iii) effective January 1, 2008, liabilities under the Employment Agreements, Change in Control Agreements and letter agreements listed on Exhibit I hereto, (iv) effective January 1, 2008, liabilities for the unvested Restricted Cash Units described in Section 7.1(c) hereof, (v) effective January 1, 2008, upon the transfer of sponsorship of the FECI Hourly Deferral Plan, liabilities related to such plan, and (vi) effective upon receipt of the assets of the portion of the FECI Salary Deferral Plan and related trust which covers Affected Employees, the liabilities related to such portion. Buyer shall assume and agrees to perform FECI’s obligations under the Employment Agreements and Change in Control Agreements listed in Exhibit I hereto, in the same manner and to the same extent that FECI would be required to perform the obligations if the transactions contemplated in this Agreement had not taken place. Buyer may cause FECR or FECH to assume the primary obligation with respect to the liabilities described in clauses (iii) and (iv) of the immediately preceding sentence.

(e) Notwithstanding anything to the contrary set forth in this Section 7.1, Buyer shall, and shall cause FECR to continue to, honor any applicable collective bargaining agreements from and after the date hereof in accordance with their terms.

Section 7.2 Insurance Matters. After the date hereof, none of the parties hereto shall cancel, amend or modify any existing insurance policies that provide coverage to any other party hereto to the extent such cancellation, amendment or modification has an adverse impact on such other party without the prior written consent of such affected party, provided that nothing contained herein shall prevent the expiration of any such insurance policy in accordance with its terms. For the avoidance of doubt, the payments of any premiums in connection with any such insurance policies shall be allocated among the parties on the same basis as such payments were allocated immediately prior to the execution of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-survival of Representations and Warranties. Except for the agreements to be performed after the Closing, none of the representations, warranties, covenants or agreements of FECR, FECH, Seller or Buyer contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing Date. Effective upon Closing, each of FECR, FECH, Seller and Buyer shall be deemed to have waived any breaches of representations and warranties contained in this Agreement.

Section 8.2 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the contemplated transactions, including all fees and expense of its representatives.

Section 8.3 Notices. All notices permitted or required under this Agreement shall be in writing and shall be either (a) delivered by personal service; (b) delivered by a recognized overnight courier service; or (c) transmitted by means of facsimile or other customary means of wire transmission and confirmed electronically, followed by a written copy mailed by registered or certified mail, postage prepaid, return receipt requested, in any case to the parties hereto at their addresses (or facsimile number) set forth below or at such other addresses (or facsimile numbers) which may be designated in writing by the parties:

(a) If to Buyer:

FECR Rail Corp.

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attn: Randall A. Nardone

Facsimile (212) 798-6120

With a copy to (which shall not constitute notice to Buyer):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn: Joseph A. Coco

Facsimile No. (212) 735-2000

(b) If to FECI or Seller:

Florida East Coast Industries, Inc.

10151 Deerwood Park Blvd

Building 100, Suite 350

Jacksonville, FL 32256

Attn: General Counsel

Phone: (305) 579-0500

Facsimile No.: (305) 579-0717

With a copy to (which shall not constitute notice to Seller):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn: Joseph A. Coco

Facsimile No. (212) 735-2000

Notices shall be deemed received (a) when delivered personally, (b) one business day after being sent by recognized overnight courier, (c) when receipt is confirmed if delivered by facsimile or other customary means of wire transmission.

Section 8.4 Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

Section 8.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the parties.

Section 8.6 Binding Effect; Assignments. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by any party without the prior written consent of the other parties, except that Buyer may assign its right to take title to the Interests to a designee of Buyer without the consent of the other parties hereto; provided that Buyer shall not be released from any of its obligations hereunder by reason of such assignment

Section 8.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.8 Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

Section 8.9 Complete Agreement. Whenever, the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

Section 8.10 Exhibits. The Exhibits attached hereto are an integral part of this Agreement. All Exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Membership Interests Purchase Agreement, together with all such Exhibits, and all ancillary agreements and exhibits and schedules thereto delivered at Closing.

Section 8.11 Governing Law. This Agreement and any dispute arising in connection therewith will be governed by and construed under the law of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

Section 8.12 Jurisdiction.

(a) The parties agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of the State of New York or in the U.S. District Courts located in the State of New York and the parties hereto hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding.

(b) In addition, the parties hereto each hereby irrevocably waives, to the fullest extent permitted by law, any objection which it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the State of New York or the U.S. District Courts located in the State of New York, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 8.14 Further Assurances. Each of the parties hereto shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

Section 8.15 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

FECR RAIL CORP.

By:	/s/ Ken Nicholson
Name: Ken Nicholson
Title: Vice President

FLORIDA EAST COAST INDUSTRIES, INC.

By:	/s/ Bradley D. Lehan
Name: Bradley D. Lehan
Title: Vice President and Treasurer

FECI COMPANY

By:	/s/ Kolleen Cobb
Name: Kolleen Cobb
Title: Vice President

[Signature Page to Membership Interest Purchase Agreement]

FLORIDA EAST COAST RAILWAY, L.L.C.

By:	/s/ Ken Nicholson
Name: Ken Nicholson
Title: Vice President

FEC HIGHWAY SERVICES, L.L.C.

By:	/s/ Ken Nicholson
Name: Ken Nicholson
Title: Vice President

Annex A

Grant of Passenger Services Easement

Passenger Services Use Agreement

Joint Use Agreement (Shared Infrastructure)

Grant of Easements

Joint Use and Operating Agreement

Option Agreement

Bill of Sale (Conduit)

Assignment of Leases and Licenses

LIST OF OMITTED EXHIBITS AND SCHEDULES AND AGREEMENT TO

PROVIDE TO COMMISSION

The following is a list of the exhibits and schedules to the this MEMBERSHIP

INTEREST PURCHASE AGREEMENT, by and among FECR Rail Corp., Florida East

Coast Industries, Inc., FECI Company, Florida East Coast Railway, L.L.C. and FEC

Highway Services, L.L.C., which have been omitted from this filing pursuant to Item

601(b)(2) of Regulation S-K. Florida East Coast Railway Corp. will provide the omitted exhibits and schedules to the Commission upon request.

Schedule 1.2(a)

Railway Agreements

Schedule 1.2(b)

Description of equipment, computers, furniture, fixtures, offices supplies and all other tangible personal property currently owned by, or on order to be delivered to, FECI

Exhibit A

Amendment No. 1 to Operating Agreement of Florida East coast Railway, L.L.C.

Exhibit B

Amendment No. 1 to Operating Agreement of FEC Highway Services, L.L.C.

Exhibit C

Employment Services Agreement, dated as of December 31, 2007, by and between,

Florida East Coast Railway, L.L.C. and Florida East Coast Industries, Inc.

Exhibit D

License Agreement, dated as of December 31, 2007, by and between, FECR Rail Corp.

and Flagler Development Company, LLC

Exhibit E-1

Transition Services Agreement, dated as of December 31, 2007, by and among, FECR

Rail Corp., Florida East Coast Industries, Inc. and FECI Company

Exhibit E-2

Interim Services Agreement, dated as of December 31, 2007, by and between, FECR Rail

Corp. and FECI Holding Corp.

Exhibit F

Bill of Sale and Assignment, dated as of December 31, 2007, by and between, FECR Rail

Corp. and FECI Company

Exhibit G

Assumed Liabilities Assumption Agreement, dated as of December 31, 2007, by and among, FECR Rail Corp. Florida East Coast Industries, Inc. and FECI Company

Exhibit H

Listed Employees

Exhibit I

Description of Employment Agreements and Change in Control Agreements